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                                                                    EXHIBIT 99.2

                  Conference Call Script of May 18, 2004

DAVID: Thank you Donna. Good afternoon and thank you for joining us for our discussion of select first quarter results. I am joined this afternoon by Raj Vattakuti, Covansys' Founder and Co-Chairman, Marty Clague, our CEO and President, and John Andary, our Interim CFO. As we explained in the press release we issued yesterday, we are in the process of completing our review and analysis of the proper accounting treatment for adjustments resulting from a physical inventory analysis of the Company's property and equipment. As we work to resolve this outstanding item, we thought it important and beneficial to provide our shareholders and other audiences with our perspective on the quarter and select financials. Accordingly, we will confine our discussion today to some of the business highlights we achieved in the first quarter and will not be taking questions. Naturally, once we have filed our 10-Q, we will hold a second conference call during which time we will share the details of our first quarter results and respond to questions you may have. If for any reason you have not received a copy of the press release we sent out yesterday, please contact Joele Frank, Wilkinson Brimmer Katcher at 212-355-4449 and the information will be sent to you promptly.

                  Before we begin, we want to remind everyone that with the exception of statements regarding historic matters and statements regarding the Company's current status, certain matters discussed herein are forward-looking statements and involve substantial risk and uncertainties.


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                  Such forward-looking statements may be identified by the use of words anticipate, belief, estimate, expect, intend, plan, and similar expressions. Actual results, performance, and achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to material differences include general economic conditions, and the conditions in the IT industry such as the demand for IT services, state and local government budgetary constraints, effective application of the percentage of completion method of accounting for fixed priced contracts, ability to recruit and retain IT professionals, risks related to our merger and acquisition strategy, variability of operating results, governmental regulation and demogration, potential costs overruns on fixed price projects, increasing significance of non-US operations, exposure to regulatory, political, and economic conditions in India, adverse economic impacts that are unique to the business of our clients and competition in the IT services industry, and other factors such as described in the company's filings with the US Securities and Exchange Commission.

                  I will now turn the call over to Marty Clague, our president and CEO.

MARTY:            Thank you, David.  Good afternoon.


                  As David mentioned, Covansys is completing an analysis of the proper accounting treatment for physical losses and obsolescence for certain of the


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                  Company's property and equipment, consisting mainly computers and related peripherals. As indicated previously, this analysis is the result of our ongoing efforts to further strengthen our internal processes, and we are working systematically to determine the proper accounting for the expected non-cash charge or charges as soon as possible. We anticipate that the physical losses and obsolescence identified in the first quarter of 2004 have a current net book value of approximately $2.5 million from an original cost of $15.7 million. This estimated impact represents less than 1% of our total assets.

                  Covansys has not determined the periods to which the physical losses and obsolescence occurred. We appreciate your patience in this matter and look forward to providing you with a full update on our first quarter results as soon as we can.

                  I'd now like to touch on some of Covansys' achievements during the first quarter, which include:


                  - A directive from People Soft, Inc. to expand the company's India Development Center;

                  - A mandate from BearingPoint to assist with the opening and operation of their first Global Development Center in India;

                  - A $3.4 million contract with the Idaho Secretary of State's Office to implement a new voter registration system;

                  - An increase in Covansys' India operations to 57% of total headcount and the addition of 245 employees to billable headcount in India,


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                  -  A rise in billable headcount to nearly 5000 employees

                  - An increase in India of 7% in hours billed and a 4% improvement in billing rates.


                  Revenues for the first quarter were $93.4 million, a 2.1% improvement sequentially compared to fourth quarter of 2003 revenues of $91.5 million and down versus last year's revenue of $96.6 million.

                  We are also pleased with our success in building out our India platform while continuing to improve the productivity of our operations there. Clearly, the strength of our capabilities in India is reflected by the increase in the percentage of total revenues generated in the region. Accordingly, further enhancing the scale and scope of our presence in India will remain an important strategic goal for us in the quarters ahead.


                  In the commercial sector, PeopleSoft announced in the first quarter that it would more than triple its headcount for its global development and services activities in India, adding 1,000 people to its Bangalore-based India Services Center
                  (ISC) and India Development Center (IDC). PeopleSoft has chosen Convansys as its partner to help expand the IDC or India Development Center. Also in the commercial sector,


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                  Covansys was selected by BearingPoint to assist them with the opening and operation of their first Global Development Center in India. We are pleased to have been selected for these projects and look forward to working with PeopleSoft and BearingPoint to help them deliver improved productivity, efficiency and cost savings to their clients.


                  In the public sector, Covansys, working with PCC Technology Group (PCC), was awarded a $3.4 million contract by the state of Idaho Secretary of State's Office to implement a voter registration system to meet the mandate set forth by the Help America Vote Act.

                  In India, Covansys added approximately 245 billable employees in the 1st quarter. We have increased billable headcount by 693 since October of last year representing a 32% growth rate over the last six months. In the period, billable hours grew by 3% sequentially with our Indian operations growing 7% sequentially. The percentage of revenue derived from operations in India, inclusive of work performed on behalf of our European clients, rose to 26% during the first quarter from 25% achieved in the fourth quarter of last year. We expect to continue this trend and have increased our target for revenue in India to 26-28% in the next quarter and continuing to drive higher levels throughout 2004.



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                  Public sector generated 29% of our revenue in the first
                  quarter of 2004 up from 25% in the 4th quarter. Both Manufacturing and financial services fell slightly to 7% and 21%, respectively and retail was up a percentage point at 14%.


                  Fixed price projects generated 42% of revenue during the first quarter, up 2% percentage points from fourth quarter 2003. We continue to make steady progress with respect to effective utilization of newly developed methodologies; tools; and training in the financial management of fixed price engagements.


                  Domestic utilization was 84% in the first quarter of 2004, up from 80% for the fourth quarter of 2003 and 83% for the first quarter of 2003. Utilization in India was 71% for the first quarter compared with 76% in the fourth quarter 2003 and 73% for the first quarter 2003. Utilization in India was negatively impacted as Covansys began to aggressively hire to meet an anticipated increase in demand. Utilization is based upon 2080 annual work hours and we expect moderate improvement to Indian utilization rates during the second half of the year.


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                  Domestic bill rates during the quarter were down, generating a blended rate of $75.28/hour, however, Indian bill rates rose approximately 4% to $22.35 on T&M projects. We continue to address overall pricing pressure by looking at the skill mix and increasing the size of our India based work force which brings economies of scale to our India cost structure. We will also benefit from the recent growth in our India work force as we continue to add college graduates at a lower cost.

                  Total headcount increased to 5326 individuals by the end of the first quarter of 2004. Our billable headcount mix is now 57% in offshore resources up 1% point from the fourth quarter, which totaled 2878 billable consultants at the end of the first quarter. The mix of non-billable to total headcount was 6.9%, down 0.1% from the 4th quarter and also the lowest rate in the company's history.

                  Building on this positive first quarter momentum was our announcement last month that we entered into a strategic alliance with Fidelity National Financial that we expect to generate an anticipated $150 million in revenues for us over the next five years. The agreement combines Covansys' leading position in strategic outsourcing and integration services, including our high quality, cost-effective offshore service capabilities in India, with FNF's deep experience serving financial institutions and the real estate industry with information-based technology solutions and processing services.


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                  We are excited about this partnership with FNF and expect it to help us realize a number of important financial and strategic benefits, including earnings accretion, enhanced expertise in the financial services vertical, acceleration of our growth strategy in India and the opportunity to develop innovative IT outsourcing solutions for FNF and its industry-leading clients. We have recently begun servicing our first joint statement of work and we have identified and anticipate commencement of more than 15 additional SOW's in the near term.

                  Before we conclude today's call, I'd also like to provide you with a brief update on our search for a permanent CFO.
                  We have already interviewed 4 strong candidates and expect to narrow the search to 2 highly qualified individuals in the coming weeks. We are pleased with the caliber of the candidates we have met with thus far and look forward to providing you with an update on our progress during the next conference call.


                  With that, I'd like to conclude today's call and, on behalf of Covansys' Board of Directors, our employees, and myself thank you again for your patience as we work to resolve this accounting matter. We appreciate your participation in this morning's call and look forward to taking your questions about our first quarter performance once our 10-Q is filed. Thank you very much.


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